Exhibit 5.1

December 3, 2010

Verenium Corporation

55 Cambridge Parkway

Cambridge, MA 02142

Re:	Verenium Corporation 2010 Equity Incentive Plan

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Verenium Corporation (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 2,000,000 shares of the Company’s Common Stock, $0.001 par value per share (the “Shares”), issuable pursuant to the Verenium Corporation 2010 Equity Incentive Plan (the “Plan”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Plan, the Company’s Restated Certificate of Incorporation and Bylaws, each as amended and as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statement and related prospectus, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY LLP

By:	/s/ Marc A. Recht
Marc A. Recht, Partner

500 BOYLSTON ST. 14TH FLOOR BOSTON, MA 02116 T: (617) 9372300 F: (617) 937-2400 WWW.COOLEY.COM